                                    EXHIBIT 5

                               OPINION AND CONSENT

                                       OF

                               CHAPMAN AND CUTLER

                                                                       EXHIBIT 5
                                August 1, 1996



Board of Directors
Mesa Air Group, Inc.
2325 East 30th Street
Farmington, New Mexico  87401

     Re: Registration Statement on Form S-8

Gentlemen:

     In connection with the registration by Mesa Air Group, Inc. (the "Company") on Form S-8 (the "Registration Statement"), providing for the registration under the Securities Act of 1933, as amended, of 260,000 shares of the Company's Common Stock, no par value, we are furnishing the following opinion as counsel to the Company.

     We have examined such corporate records, certificates of public officials and officers of the Company, and other documents and records as we have considered necessary or proper for the purpose of this Opinion.

     Based upon the foregoing, and having regard to legal considerations that we deem relevant, we are of the opinion that the foregoing shares of Common Stock of the Company, when issued and sold in accordance with the terms of the transactions described in the Registration Statement, and in accordance with the securities laws of the various states in which the Common Stock may be issued, will be validly issued, fully paid and nonassessable.

     As counsel to the Company, we hereby consent to the reference to this firm under the caption "Legal Matters" contained in the Prospectus dated August 1, 1996, and to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                              Very truly yours,


                                              CHAPMAN AND CUTLER